Exhibit 4.23

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY ASTERISKS IN BRACKETS [**]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

SIXTH AMENDMENT TO THE AMENDED AND RESTATED
REVOLVING TRADE
RECEIVABLES PURCHASE AGREEMENT AND ACCESSION AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 23rd day of November, 2016.

BETWEEN:

CELESTICA INC.,

(hereinafter referred to as the “Servicer”),

- and -

CELESTICA LLC,

CELESTICA HOLDINGS PTE LTD,

CELESTICA VALENCIA S.A. (SOCIEDAD UNIPERSONAL),

CELESTICA HONG KONG LTD.,

CELESTICA (ROMANIA) S.R.L.,

CELESTICA JAPAN KK,

CELESTICA OREGON LLC,

CELESTICA ELECTRONICS (M.) SDN.

BHD.,

CELESTICA IRELAND LIMITED

and

CELESTICA INTERNATIONAL INC.

(hereinafter referred to collectively as the “Sellers”),

- and -

DEUTSCHE BANK (MALAYSIA) BERHAD

(hereinafter referred to as “Purchaser”, and together with Deutsche Bank, as the “Purchasers”)

- and -

DEUTSCHE BANK AG, NEW YORK BRANCH,

(hereinafter referred to as the “Administrative Agent” and “Deutsche Bank”).

WHEREAS the Sellers, the Servicer, the Purchasers and the Administrative Agent are parties to an Amended and Restated Revolving Trade Receivables Purchase Agreement, dated as of November 4, 2011, as amended by the First Amendment, dated as of November 19, 2012; by the Second Amendment, dated as of January 2, 2013; by the Third Amendment, dated as of November 21, 2013, by the Fourth Amendment, dated as of November 21, 2014 and by the Fifth Amendment, dated as of November 23, 2015 (as so amended, the “Receivables Purchase Agreement”);

WHEREAS the Sellers, the Servicer, the Purchasers and the Administrative Agent now wish to further amend the Receivables Purchase Agreement by this Sixth Amendment to the Amended and Restated Revolving Trade Receivables Purchase Agreement and Accession Agreement (this “Amending Agreement”);

AND WHEREAS Section 9.1 of the Receivables Purchase Agreement permits written amendments thereto with the written consent of each of the Sellers, the Servicer, the Required Purchasers and the Administrative Agent;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

1.                                      Defined Terms  All capitalized terms and expressions used and not otherwise defined in this Amending Agreement including in the recitals hereto shall have the meanings specified in the Receivables Purchase Agreement.

2.                                      Amendments of Definitions in Section 1.1

(a)                                 The definition of “Availability Termination Date” is amended and restated in its entirety as follows:

““Availability Termination Date”:  the earlier of (i) the date that is the twelfth anniversary of the Closing Date and (ii) the date on which the Administrative Agent delivers to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).”

(b)                                 The definition of “BBA JPY LIBOR” is amended and restated in its entirety as follows:

“BBA JPY LIBOR”:  means for any day, the rate that appears as the ICE Benchmark Administration Interest Settlement Rates Page (the display designated as Page [LIBOR] on the Reuters Service or such other page as may replace such page on such service for the purpose of displaying the rates at which Yen deposits are offered by leading banks in the London interbank deposit market), as determined by the Administrative Agent, based in each case on the rate at approximately 11:00 a.m. London, England time on the day of determination to match the tenor of the Purchased Assets; provided that (a) if such day is not a Business Day in London, England, the BBA JPY LIBOR for such day shall be such rate that so appears on the next preceding Business Day, (b) if no such rate so appears on such next succeeding Business Day, the BBA JPY LIBOR for such day shall be the average rate charged to the Purchasers on such day on such transactions as determined by the Purchasers, and (c) and (c) in the case of any Scheduled Due Date which is an interval of an integral number of weeks other than one, two or three months, the BBA JPY

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LIBOR Rate shall be determined based on the interpolated rate for such period determined by the Administrative Agent.

(c)                                  The first subclause of the definition of “Eligible Receivables” is amended to read as follows:

“(i) which has a Scheduled Due Date and which Scheduled Due Date is not later than 90 days after the invoice date thereof,”

(d)                                 The definition of “LIBOR Rate” is amended and restated in its entirety as follows:

“LIBOR Rate”:  for any day, the rate that appears as the ICE Benchmark Administration Interest Settlement Rates Page (the display designated as Page LIBOR01 on the Reuters Service or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), as determined by the Administrative Agent, based in each case on the rate at approximately 11:00 a.m. London, England time on the day of determination to match the tenor of the Purchased Assets; provided that (a) if such day is not a Business Day in London, England, the LIBOR Rate for such day shall be such rate that, so appears on the next preceding Business Day, (b) if no such rate so appears on such next succeeding Business Day, the LIBOR Rate for such day shall be the average rate charged to the Purchasers on such day on such transactions as determined by the Purchasers; and (c) in the case of any Scheduled Due Date which is an interval of an integral number of weeks other than one, two or three months, the LIBOR Rate shall be determined based on the interpolated rate for such period determined by the Administrative Agent.

(e)                                  A new definition of “Sixth Amendment” is hereby included in the correct alphabetical order:

““Sixth Amendment”:  the Sixth Amendment to the Amended and Restated Revolving Trade Receivables Purchase Agreement and Accession Agreement, dated as of November 23, 2016, by and among the Servicer, the Sellers, Deutsche Bank (Malaysia) Berhad and Deutsche Bank AG, New York Branch.”

3.                                      Amendment to the Obligor Limits Schedule 1.2, “Eligible Buyers, Obligor Limits and Applicable Percentages” is deleted and replaced with Schedule 1.2 attached hereto.

4.                                      Amendment to Section 2.4  Section 2.4 of the Receivables Purchase Agreement is amended and restated in its entirety as follows:

“2.4 Fees

Celestica Canada agrees to pay to Deutsche Bank AG, New York Branch the fees in the amounts and on the dates previously agreed to in accordance with the Fee Letter between Celestica Canada on behalf of the Sellers and Deutsche Bank AG, New York Branch dated November 23, 2016 (the “Fee Letter”).”

Representations and Warranties  To induce the Administrative Agent and the Purchasers to enter into this Amending Agreement, the Guarantor and each of the Sellers hereby jointly and severally make the following representations and warranties (provided that Celestica Valencia

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and Celestica Romania shall only be responsible hereunder for its own representations and warranties):

(a)                                 The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement that no Termination Event or Incipient Termination Event has occurred and is continuing.

(b)                                 The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement and as of the Effective Date (as defined below) that the audited consolidated balance sheets of Celestica Canada and its consolidated Subsidiaries as at December 31, 2015, and the related statements of income and of cash flows of Celestica Canada for the fiscal year ended on such dates, present fairly in all material respects the consolidated financial condition of Celestica Canada and its consolidated Subsidiaries as at such date, and Celestica Canada’s consolidated results of operations and cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, applied consistently throughout the periods involved (except as approved by Celestica Canada’s accountants and disclosed therein).

(c)                                  The Guarantor and each of the Sellers hereby represent and warrant as of the date of this Amending Agreement and as of the Effective Date (as defined below) that since the date of the most recent financial statements made available to the Administrative Agent and the Purchasers there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.                                      Ratification  Except for the specific changes and amendments to the Receivables Purchase Agreement contained herein, the Receivables Purchase Agreement and all related documents are in all other respects ratified and confirmed and the Receivables Purchase Agreement as amended hereby shall be read, taken and construed as one and the same instrument.

6.                                      Counterparts  This Amending Agreement may be executed by one or more of the parties to this Amending Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of this Amending Agreement signed by all the parties shall be lodged with the Servicer and the Administrative Agent.

7.                                      Confirmation of Guarantee  Guarantor hereby confirms and agrees that (i) the Guarantee is and shall continue to be in full force and effect and is otherwise hereby ratified and confirmed in all respects; and (ii) the Guarantee is and shall continue to be an unconditional and irrevocable guarantee of all of the Obligations (as defined in the Guarantee).

8.                                      Further Assurances  Each party shall, and hereby agrees to, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as are reasonably required for the purpose of accomplishing and effecting the intention of this Amending Agreement.

9.                                      Conditions to Effectiveness  This Amending Agreement shall become effective (such date being the “Effective Date”) upon receipt by the Administrative Agent of counterparts (i) hereof, duly executed and delivered by each of the parties hereto and (ii) of the Fee Letter duly executed and delivered by Celestica Canada.  The Administrative Agent shall inform the Guarantor, the Sellers and the Purchasers of the occurrence of the Effective Date.

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10.                               Successors and Assigns  This Amending Agreement shall be binding upon and inure to the benefit of the Sellers, the Servicer, the Purchasers, the Administrative Agent, and their respective successors and permitted assigns.

11.                               Governing Law  This Amending Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

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IN WITNESS WHEREOF, the parties hereto have caused this Amending Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELESTICA INC., as Servicer and as
Guarantor

By:	/s/ Darren Myers
Name: Darren Myers
Title: Authorized Signatory

CELESTICA LLC

By:	/s/ Darren Myers
Name: Darren Myers
Title: Authorized Signatory

CELESTICA HOLDINGS PTE LTD

By:	/s/ Raymond Wu
Name: Raymond Wu
Title: Authorized Signatory

CELESTICA VALENCIA S.A.
(SOCIEDAD UNIPERSONAL)

By:	/s/ Rob Schormans
Name: Rob Schormans
Title: Authorized Signatory

CELESTICA HONG KONG LTD.

By:	/s/ Raymond Wu
Name: Raymond Wu
Title: Authorized Signatory

CELESTICA (ROMANIA) S.R.L.

By:	/s/ Rob Schormans
Name: Rob Schormans
Title: Authorized Signatory

CELESTICA JAPAN KK

By:	/s/ Raymond Wu
Name: Raymond Wu
Title: Authorized Signatory

CELESTICA ELECTRONICS (M)

SDN. BHD.

By:	/s/ C. C. Yong
Name: C. C. Yong
Title: Authorized Signatory

CELESTICA OREGON LLC

By:	/s/ Walter Jankovic
Name: Walter Jankovic
Title: Authorized Signatory

CELESTICA INTERNATIONAL INC.

By:	/s/ Darren Myers
Name: Darren Myers
Title: Authorized Signatory

CELESTICA IRELAND LIMITED

By:	/s/ John Sweetnam
Name: John Sweetnam
Title: Authorized Signatory

DEUTSCHE BANK (MALAYSIA) BERHAD), as Purchaser

By:	/s/ Henry Koo
Name: Henry Koo
Title: Relationship Manager (GNB)

By:	/s/ Wendy Ang
Name: Wendy Ang
Title: Head of Trade Finance

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent and as Purchaser

By:	/s/ Robert Altman
Name: Robert Altman
Title: Vice President

By:	/s/ Raj Bhandari
Name: Raj Bhandari
Title: Vice President

SCHEDULE 1.2

To the Receivables Purchase Agreement, Eligible Buyers, Obligor Limits and Applicable Percentages

	Spread	DB Closing Commitment	DB Malaysia Closing Commitment	HSBC Closing Commitment	Global Closing Commitment
Cisco Systems Inc	[**]%	[**]			[**]
Google Inc	[**]%	[**]			[**]
Honeywell International Inc	[**]%			[**]	[**]
Honeywell Limited	[**]%			[**]	[**]
IBM Corporation	[**]%	[**]			[**]
IBM Corporation Endicott	[**]%			[**]	[**]
Juniper Networks Inc	[**]%			[**]	[**]
NEC Corporation	[**]%	[**]			[**]
AMAT-VMO	[**]%	[**]			[**]
Applied Materials SE Asia PTE	[**]%	[**]			[**]
EMC Information Systems INTL	[**]%	[**]			[**]
Oracle America, INC.	[**]%	[**]			[**]
Hitachi Metals Ltd	[**]%	[**]			[**]
EMC CORPORATION	[**]%	[**]			[**]
IBM Manufacturing Solutions Pte Ltd	[**]%			[**]	[**]
GE Healthcare Austria GmbH & Co OG	[**]%	[**]			[**]
HP Japan Inc	[**]%	[**]			[**]
TOTAL		[**]		[**]	[**]

[**]         Certain confidential information contained in this document, marked with asterisks in brackets, has been redacted pursuant to a request for confidential treatment and has been filed separately with the United States Securities and Exchange Commission.